ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”) is made and entered into as of November 28, 2008, by and among:

1.	Legend Media Inc., a corporation incorporated under the Laws of the State of Nevada, United States of America ( “Legend”);

2.	Well Chance Investments Limited, an international business company incorporated under the Laws of the British Virgin Islands (the “Purchaser”);

3.	Music Radio Limited, an international business company incorporated under the Laws of the British Virgin Islands (the "Seller"); and

4.
Ju Baochun (巨宝春) an individual holding PRC ID card No. __________________; and Xue Wei (穥伟), an individual holding PRC ID card No. __________________ (each a “Founder” and collectively the “Founders”).

The Seller and the Founders are collectively referred to as the “Seller Parties”, and each individually as a “Seller Party”. Legend, the Purchaser and the Seller Parties are referred to herein collectively as the “Parties” and each individually as a “Party”. Certain capitalized terms used in this Agreement are defined in Article 10 of this Agreement.

RECITALS

A.	The Purchaser is a wholly-owned subsidiary of Legend.

B.
Legend Media (Beijing) Information and Technology Co., Ltd. (乐君 (北京) 信息技术有榰公司), is a wholly-owned subsidiary of CRI News Radio Limited, incorporated in the People's Republic of China ("PRC") (“PRC Subsidiary”).

C.	Beijing Yinselingdong Advertising Co., Ltd. (北京栍綎灵动广告有榰公司) is a PRC company with limited liability (“YSLD”).

D.	Ju Baochun and Xue Wei are the only shareholders of the Seller and are willing to cause the Seller to enter into this Agreement and complete the transaction contemplated herein.

E.	Xue Wei and Ju Bingzhen (巨秉珍) hold 60% and 40% of YSLD, respectively.

F.	Ju Baochun and Xue Wei hold 52% and 48% of Beijing Hongtenglianguang Advertising Co., Ltd. (北京懁纂羬广广告有榰公司) (“HTLG”), respectively.

G.
On the terms and subject to the conditions set forth herein, the Purchaser desires to acquire, and the Seller Parties desire to transfer to the Purchaser, (i) effective control of YSLD by causing YSLD, Xue Wei and Ju Bingzhen to enter into Controlling Documents (as defined below) with PRC Subsidiary on or prior to Closing and (ii) transferred airline advertising business from HTLG to YSLD (collectively, the “Covenant”).

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1

Share Purchase and Sale

1.1 Acquisition Price; Payment Schedule.  In consideration for the Covenant made by the Seller Parties, at Closing, the Purchaser shall deliver to Seller a copy of the certificate representing 5,033,680 shares of Series B Convertible Preferred Stock of Legend with an aggregate Issue Price of USD equivalent to RMB275,000,000 calculated based on the exchange rate at RMB 6.829 to 1 USD (the “Share Consideration”). The per share "Issue Price" is USD8.00. Each share of Series B Convertible Preferred Stock is automatically convertible into 20 shares of common stock of Legend, subject to certain future adjustments, on such date that the Corporation's Articles of Incorporation have been amended so that there is a sufficient number of shares of common stock of Legend authorized by Legend to allow full conversion of all outstanding shares of Series B Convertible Preferred Stock into common stock of Legend.

In addition, Ju Baochun shall receive 10,000,000 warrants for the purchase of common stock of Legend, 5,000,000 of the warrants will be 3 year warrants with an exercise price equal to the Issue Price divided by 20 and the remaining 5,000,000 will be 5 year warrants with an exercise price equal to the product of (i) the Issue Price divided by 20; and (ii) two.

The Seller Parties hereby covenant that they shall, on or prior to Closing, cause YSLD to enter into certain controlling documents with the PRC Subsidiary in form and content acceptable to Purchaser, and cause YSLD and PRC Subsidiary to maintain effectiveness of such controlling documents to ensure the consolidation of YSLD into Legend’s financial statements.

1.2 Closing; Time and Place. Subject to the satisfaction or waiver of the conditions set forth in Sections 5 and 6, the closing of the acquisition (the “Closing”) shall take place on November 28, 2008 at Room 609, Building A, Gehua Tower, No. 1 Qinglong Hutong, Dongcheng District, Beijing, unless another place or time is agreed upon by the Purchaser and the Seller. The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.

1.3 Deliveries by the Purchaser. The Purchaser shall deliver:

(i)	At Closing, to the Seller, a copy of certificate representing the Share Consideration; and

(ii)
At Closing, to the Seller, a true and correct copy of the resolutions or minutes of the meetings of the board of directors of the Purchaser, and where required by applicable Laws, the shareholders of the Purchaser, or other relevant internal document evidencing approval of this Agreement and the matters contemplated hereby, certified by an authorized officer of the Purchaser.

1.4 Deliveries by the Seller. At Closing, the following original certificates and documents shall be delivered to the Purchaser:

(i)	Controlling Documents. Executed Controlling Documents by YSLD, the PRC Subsidiary and the Founders.

(ii)
Board/Shareholder Resolutions of YSLD. The resolutions or minutes of a meeting of YSLD’s board of directors, or shareholders as necessary, or other relevant internal document evidencing approval of the Controlling Documents and the matters contemplated thereby, certified by an authorized officer of YSLD.

(iii)
Compliance Certificate. Certificates signed by the Seller Parties (in form and substance reasonably satisfactory to the Purchaser), dated as of the Closing Date, certifying that the matters set forth in Section 5.4 have been fulfilled and are accurate and complete.

1.5 Board Composition. All the Parties agree that the members of Legend's board of directors shall be increased from 5 to 7 and that the two created vacancies shall be filled by Ju Baochun and an independent director nominated by Ju Baochun but subject to approval of Legend's board of directors.

1.6 Management Composition. All the Parties agree that Ju Baochun shall become the new CEO of Legend with compensation to be determined by the board of Legend within 45 days after Closing, details of which shall be set forth in the related executive employment agreement and Jeffrey Dash, the current CEO of Legend shall resign and become a consultant to Legend with the responsibility of financial, strategic planning and investor relations, with compensation to be determined by the board of Legend within 45 days after Closing. The change of the CEO shall be completed within 45 days subsequent to Closing. Both Ju Baochun and Jeffrey Dash hereby covenant to use their best efforts to recruit qualified professionals to act as COO and CFO of Legend with compensation to be determined by the board of Legend.

1.7 Reimbursement. The Purchaser or Legend acknowledges that Ju Baochun has incurred certain out-of-pocket expenses in the amount of RMB1.88 million (“Expenses”) for benefit of Legend and/or its Affiliates, including, without limitation, Beijing Maihesi International Advertising Co., Ltd. and Tianjin Yinselingdong Advertising Co., Ltd. (collectively, the “Group Companies”), in the ordinary course of business of the Group Companies. Legend shall pay, or cause to be paid, such Expenses to Ju Baochun or his designated person within 7 days after Closing; provided that the Purchaser or Legend shall have sufficient cash flow surplus to make such payment.

Article 2

Representations and Warranties of the Seller Parties

Subject to the exceptions set forth in the Disclosure Schedule, the Seller Parties hereby jointly and severally, represent and warrant to the Purchaser the following at the date of this Agreement and at the Closing Date:

2.1 Authority.

There is no action, suit, investigation, complaint or other proceeding pending against the Seller or, to the knowledge of the Seller, threatened against the Seller or any other Person that restricts in any respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any Party or beneficiary of its rights under this Agreement or the performance by any Party of its obligations under this Agreement.

Each of the Seller and YSLD has all requisite corporate or other power and authority to execute and deliver this Agreement, the Assets Acquisition Agreement (as defined below) and the Controlling Documents to which it is a party and to perform the transactions contemplated by this Agreement, the Controlling Documents and the Assets Acquisition Agreement. The execution and delivery of this Agreement, the Assets Acquisition Agreement and the Controlling Documents to which such party is a party and the performance by such party of its obligations hereunder and thereunder, has been duly and validly authorized and no other corporate action on the part of such party is necessary. This Agreement, the Assets Acquisition Agreement and the Controlling Documents, upon the execution and delivery by each of the Seller Parties and YSLD (assuming due and valid execution and delivery by the Purchaser), will constitute legal, valid and binding obligations enforceable against such party in accordance with their terms.

2.2 Tax Matters. Each of the Seller Parties represents and warrants that the Seller Parties have had an opportunity to review with its own tax advisors the tax consequences to the Seller Parties of the acquisition and the other transactions contemplated by this Agreement. Each of the Seller Parties understands that it must rely solely on its advisors and not on any statements or representations by the Purchaser or its advisor. Each of the Seller Parties understands that, unless otherwise required under this Agreement, it shall be responsible for its own tax liability under relevant Law that may arise from the acquisition and the other transactions contemplated by this Agreement.

2.3 Reliance by the Purchaser. Each of the Seller Parties understands and acknowledges that the Purchaser is entering into this Agreement in reliance upon the representations and warranties and covenants of the Seller Parties made herein (subject to the exceptions and disclosures contained in the Disclosure Schedule).

2.4 YSLD.

(i)
YSLD is a corporation duly organized and validly existing under the Laws of the PRC, and has full corporate power and authority to conduct its business as now and proposed to be conducted and to own, use and lease its Assets and Properties.

(ii)
YSLD is duly qualified, licensed or admitted to do business in the PRC. The registered capital of YSLD has been duly authorized and is fully paid and is owned by the holders thereof free and clear of all Liens. There are no outstanding Options with respect to YSLD. YSLD does not have any subsidiaries, branches or representative offices.

(iii)
All the equity interests in YSLD are owned by the Founders and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Laws, the charter documents or any contract to which YSLD or the Seller Party is a party or otherwise bound.

(iv)	No penalty has been imposed on YSLD by the relevant PRC governmental authorities due to its failure to comply with applicable Laws.

2.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Seller Parties and YSLD is required in connection with the execution, delivery and performance of this Agreement, the Assets Acquisition Agreement or any of the Controlling Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

2.6 Compliance with Laws and Orders. YSLD is not or has at any time received any notice that it is or has at any time been, in any violation, breach or default of any term of its articles of association, or of any provision of Contract, or any PRC Laws applicable to or binding upon YSLD or its Assets and Properties (as the case may be).

2.7 Licenses. All consents, approvals, permits or Licenses required for the operation of the business of YSLD have been obtained. YSLD has at all times carried on its business in compliance with all applicable Laws. Neither YSLD nor any of its directors, shareholders, and officers has committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, legislation or regulation in the course of carrying on YSLD’s business. YSLD is not the subject of any ongoing or threatening inquiry that would have an adverse effect by any governmental or regulatory body.

Each License is valid, binding and in full force and effect; and YSLD is not or has not at any time been, or has received any notice that it is or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

2.8 Contracts.

(i)
Section 2.8 of the Disclosure Schedule contains a true and complete list of each of the Contracts, to which YSLD is a party or by which any of its respective Assets and Properties is bound (including material Contracts that have expired by their terms or otherwise terminated but have liabilities that continue to attach to YSLD):

(ii)
The Seller has delivered to the Purchaser true and complete copies (or, if not in writing, reasonably complete and accurate written descriptions) of each Contract or other arrangement required to be listed on Section 2.8 of the Disclosure Schedule, together with all amendments and supplements thereto.

(iii)
Each Contract to which YSLD is a party is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither YSLD nor, to the knowledge of the Seller Parties, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) or that another party to a Contract listed in Section 2.8 of the Disclosure Schedule intends to cancel, terminate or refuse to renew such Contract.

(iv)	YSLD is not a party to or bound by any Contract that could result, individually or in the aggregate with any other such Contracts, in a Business Material Adverse Effect.

2.9 Real Property.

(i)
YSLD is in possession as lessee of each parcel of real property, together with all facilities, fixtures and other improvements thereon, and in each case such lease is, to the knowledge of the Seller Parties, free and clear of all Liens. To the knowledge of the Seller Parties, none of the use of such real property, facilities, fixtures or other improvements contravenes or violates any occupational safety and health or other applicable Law in any material respect.

(ii)
YSLD has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties used by it for the full term of the lease. Each lease referred to in paragraph above is a legal, valid and binding agreement of YSLD, enforceable in accordance with its terms, and to the knowledge of the Seller Parties, is a legal, valid and binding agreement of each other Person that is a party thereto, and YSLD has not received notice of any default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

(iii)	Prior to the execution of this Agreement, YSLD has delivered to the Purchaser true and complete copies of all leases (including any amendments and renewal letters).

(iv)	YSLD is not a lessor under any lease, sublease, tenancy or license of, or entered into any rental agreement with respect to, any portion of the real property referred to in this paragraph.

2.10 Insurance. No commercial insurance is used or necessary in the conduct of the business of YSLD.

2.11 Taxes. All Tax Returns required to be filed in respect of YSLD have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete. All Taxes due and payable by YSLD, whether or not shown as due on such Tax Returns, have been fully paid when due.

2.12 Legal Proceedings. There are no:

(i)	actions or Proceedings pending or, to the knowledge of the Seller Parties or YSLD, threatened against YSLD or any of their respective Assets and Properties;

(ii)	Orders outstanding against YSLD; or

(iii)
to the knowledge of the Seller Parties, facts or circumstances known to YSLD that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (i) or (ii) above.

2.13 Affiliate Transactions. Except for the Controlling Documents, as the date of this Agreement, (i) there are no Liabilities between YSLD, on the one hand, and either of the Seller Parties or the officer, director or Affiliate of Group Companies, on the other, (ii) neither of the Seller Parties, nor any officer, director or Affiliate of Group Companies provides or causes to be provided any assets, services or facilities to YSLD, (iii) YSLD does not provide or causes to be provided any assets, services or facilities to the Seller Parties or any officer, director or Affiliate of Group Companies and (iv) YSLD does not beneficially own, directly or indirectly, any Investment Assets of the Seller Parties or any such officer, director or Affiliate of Group Companies.

2.14 Employees; Labor Relations.

YSLD have complied with all applicable Laws relating to the employment of labor.

2.15 Bank and Brokerage Accounts; Investment Assets. Section 2.15 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which YSLD has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.

2.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser, or the Seller for a finder’s fee, brokerage commission or similar payment.

2.17 Assets and Properties. YSLD has good and marketable title to its owned properties and assets free and clear of liens or encumbrance. All facilities, machinery, equipment, fixtures, vehicle and other properties owned, leased or used by YSLD are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for purposes for which they are being used.

2.18 No Insolvency. No order has been made or petition presented or resolution passed for the winding up of YSLD. YSLD is not insolvent or unable to pay its debts as and when due.

2.19 No Conflicts. The execution, delivery and performance by each of the Seller Parties and YSLD of this Agreement, the Assets Acquisition Agreement and the Controlling Documents to which such Person is a party and the consummation of the transactions contemplated hereby and thereby will not:

(i)	conflict with or result in a violation or breach of any of the provisions of the memorandum and articles of association (or other comparable corporate charter documents) of YSLD;

(ii)	conflict with or result in a violation of any Law or Order applicable to the Seller and YSLD or any of its Assets and Properties; or

(iii)
(a) conflict with or result in a violation of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the Seller and YSLD to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (d) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to or result in any loss of benefit under or with respect to, (e) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (f) result in the creation or imposition of any Lien upon YSLD or any of its respective Assets and Properties, under any Contract or License to which YSLD is a party or by which any of its respective Assets and Properties is bound or any Law or Order applicable to YSLD or any of its respective Assets and Properties.

2.20 No Dividend or Other Distribution. No dividend or other distribution has occurred since its establishment with respect to YSLD.

2.21 No Undisclosed Liabilities. There are no Liabilities against, relating to or affecting YSLD or any of its Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice. YSLD is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. YSLD does not have any interest payment obligation, including, without limitation, bank debt. Except as set forth in Section 2.21 of Disclosure Schedule, there is no capital commitment (including, without limitation, off-balance sheet capital commitment) for YSLD.

2.22 No Powers of Attorney. Except as set forth in Section 2.22 of the Disclosure Schedule, YSLD does not have any powers of attorney or comparable delegations of authority outstanding.

2.23 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since the establishment of YSLD there has not been any Business Material Adverse Effect on YSLD and none of the actions set forth in Section 4.5 has occurred except as otherwise agreed in writing by the Purchaser or as requested by the Purchaser. Without limiting the foregoing, there has not occurred since the establishment of YSLD until the date hereof:

(i)	any (a) amendment of the memorandum and articles of association (or other comparable corporate charter documents) of, or (b) reorganization, liquidation or dissolution of YSLD;

(ii)	any capital expenditure, commitments for additions to property, plant, equipment or license of YSLD constituting capital assets in an aggregate amount exceeding Ten Thousand US Dollars (US$10,000);

(iii)	any entry into any exclusive distribution, marketing, sales or other similar agreement with any third person whereby YSLD has granted any third party exclusivity right;

(iv)	any material communication with a Governmental Authority;

(v)
any transaction by YSLD with the Seller, any officer, director of the Affiliate of the Seller (a) outside the ordinary course of business consistent with past practice or (b) other than on an arm’s-length basis;

(vi)	any material change in (a) any accounting, financial reporting, or Tax practice or policy of YSLD or (b) the fiscal year of YSLD;

(vii)	any entering into of an agreement to do or engage in any of the foregoing after the date hereof, except as contemplated by this Agreement; or

(viii)	any other transaction involving or affecting YSLD outside the ordinary course of business consistent with past practice.

2.24 Restricted Securities. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (as defined below), (i) is acquiring the Share Consideration and the common stock of Legend issuable upon conversion of the Series B Convertible Preferred Stock for its own account, (ii) is not acquiring such securities with a view to any resale or distribution thereof other than in accordance with the restrictions set forth below, and (iii) is not a party to any agreement or arrangement to sell or transfer any of the Legend securities to any person. The Series B Convertible Preferred Stock and the common stock of Legend issuable upon conversion thereof have not been, and will not be, registered under the Securities Act, will be “restricted securities” under the Securities Act and under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in accordance with the restrictions on transfer set forth on the legend set forth thereon.

2.25 Legend. Each share certificate of Legend’s securities will bear a legend to the following effect unless determines otherwise in compliance with applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED OR DISPOSED OF (A "TRANSFER") EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR (B) UPON RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO REGULATIONS PROMULGATED THEREUNDER AND UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

2.26 Disclosure. The Seller Parties have provided the Purchaser with all information that the Purchaser has requested (for deciding whether to complete the acquisition). The Seller Parties have provided the Purchaser with all information that, to the best knowledge of the Seller Parties, may materially and adversely impact the business and financial condition of YSLD. The Seller Parties have not been aware of any fact which has not been disclosed to Purchaser, which could have a Business Material Adverse Effect on YSLD. If any of the representations and warranties by the Seller Parties in this Agreement, any of the other statements or certificates or other materials made or delivered to the Purchaser at any time in connection herewith, or materials provided to the Purchaser in connection with its due diligence, becomes untrue or misleading in any material respect, the Seller Parties shall, and shall promptly notify the Purchaser in writing of such fact and of the reasons for such change.

No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. Any certificate, list or other writing furnished to the Purchaser and/or its Affiliates and representatives is a genuine and truthful copy of the original copy.

Article 3

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants the following to the Seller as at the date of this Agreement and as at the Closing Date:

3.1 Authorization by the Purchaser. The execution and delivery by the Purchaser of this Agreement and the Controlling Documents to which it is a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of the Purchaser, no other corporate action on the part of the Purchaser or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes (assuming due and valid execution and delivery by the Seller Parties and YSLD), and upon the execution and delivery by the Purchaser of the Controlling Documents to which it is a party, such Controlling Documents will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

3.2 Organization. The Purchaser is a corporation duly organized, validly existing under the Laws of its jurisdiction of formation. On the Closing Date and subject to other provisions of this Agreement, the Purchaser has full corporate power and authority to execute and deliver this Agreement and the Controlling Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly qualified, licensed or admitted to do business in all jurisdictions, in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Controlling Documents to which it is a party or on the ability of the Purchaser to perform its obligations hereunder or thereunder.

3.3 No Conflicts. The execution and delivery by the Purchaser of this Agreement does not, and the execution and delivery by the Purchaser of the Controlling Documents to which it is a party, the performance by the Purchaser of its obligations under this Agreement and such Controlling Documents and the consummation of the transactions contemplated hereby and thereby will not:

(i)	conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Purchaser, as the case may be;

(ii)
conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its respective Assets and Properties to the extent that such conflict, violation or breach would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement; or

(iii)
require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any Contract or License to which the Purchaser is a party or by which any of its Assets and Properties is bound.

3.4 No Insolvency. No order has been made or petition presented or resolution passed for the winding up of the Purchaser. The Purchaser is not insolvent or unable to pay its debts as and when due and there is no unfulfilled insolvency-related decree or court order outstanding against the Purchaser.

3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. Notwithstanding anything to the contrary of this Agreement, the Purchaser agrees to bear its own cost for such finder’s fee, brokerage commission or similar payment, if any.

3.6 Consideration Shares. The Share Consideration has been duly authorized, and when delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than the Lock-in and orderly market conditions or otherwise as contemplated under this Agreement.

3.7 Litigation. As at the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any of the Controlling Documents or the consummation of the transactions contemplated hereby or thereby.

Article 4

Covenants of the Seller Parties

Except as expressly set forth in this Article 4 or otherwise consented to by the Purchaser, the Seller Parties covenant and agree with the Purchaser that, at all times from and after the date hereof, except otherwise stipulated in this Agreement, the Seller Parties will comply with all covenants and provisions of this Article 4. For the purposes of this Article 4, the Parties understand and agree that under all circumstances where the Seller Parties covenant to cause YSLD to take, or refrain from taking a particular action, the Seller Parties agree to exercise all control and power over YSLD available to the Seller Parties (whether by virtue of office, directorship, shareholder status, contract or otherwise) in order to cause YSLD to take, or refrain from taking, the specified action, provided that neither of the Seller Parties shall be obligated to exercise any control or power not available to it.

4.1 Investigation by the Purchaser. The Seller Parties will, and will cause YSLD to, (i) provide the Purchaser and its officers, directors, key employees, agents, counsel, accountants, financial advisors, consultants and other representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of YSLD and HTLG and their Assets and Properties and books and records related to airline advertising business, and (ii) furnish the Purchaser and such other Persons with all such information and data (including copies of Contracts and other books and records) concerning the business and operations of YSLD and HTLG as the Purchaser or any of such other Persons may reasonably request in connection with such investigation.

4.2 Conduct of Business. YSLD shall, and the Seller Parties shall use their best efforts to cause YSLD to, conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, YSLD shall, and the Seller Parties shall use their best efforts to cause YSLD to:

(i)
(a) preserve intact the present business organization and reputation of YSLD, (b) keep available (subject to dismissals, resignations and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of YSLD, (c) maintain the Assets and Properties of YSLD in good working order and condition, ordinary wear and tear excepted, (d) maintain the goodwill of customers, suppliers, lenders and other Persons to whom YSLD provide services or with whom YSLD otherwise has a significant business relationship, and (e) continue all current sales, marketing and promotional activities relating to the business and operations of YSLD;

(ii)
comply, in all respects, with all Laws and Orders applicable to them and promptly following receipt thereof give the Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws or Order.

4.3 Post-Closing Covenants. The Seller Parties covenant as follows:

(i)	From the date hereof, the relevant Seller Parties shall use best efforts to assist YSLD to:

(a) promptly procure and maintain all required Licenses to operate the business of YSLD (including YSLD’s registration of its branch office and update of its business license to reflect its branch offices) and shall not take or fail to take any action that results in, or would be reasonably likely to result in, the revocation or non-renewal of the Licenses of YSLD, or that would otherwise cause or result in the commencement of Actions or Proceedings by any governmental authorities that would be reasonably likely to result in a Business Material Adverse Effect on YSLD; and

(b) unless otherwise expressly agreed by the Purchaser in writing, promptly file with the applicable PRC tax authority all required submissions, applications and other documents.

4.4 Assets Acquisition Agreement. The Seller Parties shall cause HTLG to enter into an Assets Acquisition Agreement with YSLD in form and content acceptable to Purchaser, pursuant to which HTLG shall transfer to YSLD any and all of HTLG’s assets/liabilities as selected, in the sole discretion of the Purchaser, in particular, those related to the airline advertising business (the “Assets Acquisition Agreement”). For the purpose of this Agreement, all the account receivables of HTLG related to the airline advertising business that occurred on or prior to November 30, 2008 (the “Account Receivables”), though transferred to YSLD pursuant to the Assets Acquisition Agreement, shall still belong to the Founders, provided that the Founders shall refrain from taking out any such money due to them from YSLD, until YSLD has sufficient cash flow surplus and to the extent such withdrawal of fund shall not have any material adverse impact on the operation of YSLD.

Article 5

Conditions to Obligations of the Purchaser

The obligations of the Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

5.1 Regulatory Consents and Approvals. As at the Closing Date, all consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Seller to perform its obligations under this Agreement, the Assets Acquisition Agreement and the Controlling Documents and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to the Purchaser (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement, the Assets Acquisition Agreement and the Controlling Documents shall have occurred.

5.2 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Assets Acquisition Agreement or any of the Controlling Documents or which could reasonably be expected to have a Business Material Adverse Effect on YSLD, and there shall not be pending or threatened on the Closing Date any Actions or Proceedings or any other action, statement or objection in, before or by any Governmental Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser, YSLD or the transactions contemplated by this Agreement, the Assets Acquisition Agreement or any of the Controlling Documents of any such Order or Law.

5.3 Third Party Consents. The consents (or in lieu thereof waivers) and all other consents (or in lieu thereof waivers) to the performance by the Seller Parties and YSLD of their obligations under this Agreement, the Assets Acquisition Agreement and the Controlling Documents or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which any of the Seller Parties or YSLD is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to adversely affect the Purchaser or have a Business Material Adverse Effect on YSLD, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to the Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

5.4 Performance of Obligations; Representations and Warranties. The Seller Parties shall have performed and complied with all covenants, obligations and agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing and each of the representations and warranties made by the Seller Parties in this Agreement, the Assets Acquisition Agreement and in each Controlling Documents to which it is a party, shall be true and correct in all respects on the date hereof and on and at the Closing Date as though such representation or warranty was made on and at the Closing Date, and any representation or warranty made as at a specified date earlier than the Closing Date shall have been true and correct in all respects on such earlier date.

5.5 Closing Deliveries. The Seller shall have delivered to the Purchaser all of the documents and agreements set forth in Section 1.4.

5.6 Certificates. The Purchaser shall have received certificates from each of the Seller Parties dated the Closing Date in form and substance reasonably satisfactory to the Purchaser, certifying that the conditions set forth herein have been satisfied.

5.7 Proceedings. All board and/or shareholder approvals to be obtained on the part of the Seller in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

5.8 No Business Material Adverse Effect. There shall have been no Business Material Adverse Effect.

5.9 Restructuring. YSLD, PRC Subsidiary and the Founders shall have executed and delivered to the Purchaser all of the Controlling Documents set forth in Exhibit B hereto to which YSLD, PRC Subsidiary or the Founder is a party.

Article 6

Conditions to Obligations of the Seller Parties

The obligations of the Seller Parties hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller Parties in their sole discretion):

6.1 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Assets Acquisition Agreement or any of the Controlling Documents or which could reasonably be expected to have a Business Material Adverse Effect on the Purchaser, or there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental Authority which would result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Seller or the transactions contemplated by this Agreement, the Assets Acquisition Agreement or any of the Controlling Documents of any such Order or Law.

6.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Purchaser to perform its obligations under this Agreement, the Assets Acquisition Agreement and the Controlling Documents and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement, the Assets Acquisition Agreement and the Controlling Documents shall have occurred.

6.3 Representations and Warranties. The Purchaser shall have performed and complied with all covenants, obligations and agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing and each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects on and as at (i) the date hereof, and (ii) the Closing Date as though such representation or warranty was made on and as at the Closing Date, and any representation or warranty made as at a specified date earlier than the Closing Date shall have been true and correct in all respects on and as at such earlier date.

6.4 Proceedings. All board and/or shareholder approvals to be obtained by the Purchaser in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller, and the Seller shall have received copies of all such documents and other evidences as the Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Article 7

Tax Matters and Post-Closing Taxes

The Parties shall pay their respective sales, use, value added, transfer, real property transfer, recording, stamp stock transfer and other similar Taxes and fees arising out of the transactions effected pursuant to this Agreement, the Assets Acquisition Agreement and the Controlling Documents.

Article 8

Survival of Representations, Warranties and Covenants

Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of YSLD or any right of any Party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other Party contained in this Agreement, and notwithstanding anything known by any such Party or the fact of the Closing, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller Parties contained in this Agreement (subject to the exceptions and disclosures contained in the Disclosure Schedule). The Representations, warranties, covenants and agreements contained herein shall survive for a period of one (1) year after the Closing (the “Compensation Period”). Unless a Party gives a written request for indemnification to the other Parties within one (1) year after the Closing Date, no indemnification claim may be made after the expiration of the Compensation Period.

Article 9

Indemnification

9.1 Indemnification by the Seller Parties.

The Seller Parties shall jointly and severally indemnify the Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Loss suffered, incurred or sustained by any of them or to which any of them becomes subject to, resulting from or arising out of any of the following:

(i)
any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of any of the Seller Parties contained in this Agreement, the Assets Acquisition Agreement or in any Controlling Documents (subject always to the exceptions and disclosures contained in the Disclosure Schedule); or

(ii)
any fraud or negligence by the Seller Parties with respect to the subject matter of any of the representations, warranties, covenants or agreements contained or contemplated by this Agreement, the Assets Acquisition Agreement or in any Controlling Documents Contract.

9.2 Indemnification by the Purchaser.

The Purchaser shall indemnify the Seller Parties in respect of, and hold each of them harmless from and against, any and all Loss suffered, incurred or sustained by any of them or to which any of them becomes subject to, resulting from or arising out of any of the following:

(i)
any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement, the Assets Acquisition Agreement or in any Controlling Documents; or

(ii)
any fraud or negligence by the Purchaser, or any of its employees, officers, directors or shareholders with respect to the subject matter of any of the representations, warranties, covenants or agreements contained or contemplated by this Agreement, the Assets Acquisition Agreement or in any Controlling Documents.

Article 10

Definitions

10.1 Definitions.

(i)	As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means (i) any action, suit, proceeding, arbitration or (ii) any Governmental Authority inquiry, investigation or audit.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning twenty percent (20%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning ascribed to it in the introductory paragraph.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

“Assets Acquisition Agreement” has the meaning ascribed to it in Section 4.4 of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the PRC and the U.S. are authorized or obligated to close.

“Business Material Adverse Effect” means any material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations of YSLD taken as a whole, or (ii) the ability of the Seller Parties to perform their obligations under this Agreement or any Controlling Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Controlling Documents without material delay. In determining whether there has been a Business Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Business Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Business Material Adverse Effect.

“BVI” means British Virgin Islands.

“Closing” means the closing of the transactions contemplated by Section 1.2 of this Agreement.

“Closing Date” has the meaning ascribed to it in Section 1.2 of this Agreement.

“Covenant” has the meaning ascribed to it in the Recitals to this Agreement.

“Contract” means any agreement, lease, and evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Controlling Documents” means the Exclusive Technical, Operational, Business Consulting and Services Agreement, Operating Agreement, Authorization Agreement and any other agreements contemplated herein or therein, attached hereto as Exhibit B.

“Disclosure Schedule” means the Disclosure Schedule, including any document annexed to the Disclosure Schedule, attached hereto as the Exhibit A, dated as at the date hereof and as updated immediately prior to the Closing Date, delivered to the Purchaser by the Seller in connection with this Agreement.

“Expenses” has the meaning ascribed to it in Section 1.7 of this Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, county, city or other political subdivision including but not limited to the Ministry of Commerce and their respective local and provincial branches or departments.

“Group Companies” has the meaning ascribed to it in Section 1.7 of this Agreement.

“HKIAC” means Hong Kong International Arbitration Centre.

“Hong Kong” or “HK” means the Hong Kong Special Administrative Region of the PRC.

“HTLG” has the meaning ascribed to it in the Recitals to this Agreement.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, installment payments or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“Issue Price” has the meaning ascribed to it in Section 1.1 of this Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the PRC, the United States, the British Virgin Islands or any other country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Legend” has the meaning ascribed to it in the forepart of this Agreement.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Lock-in” means the prohibition of any sale or transfer of the Share Consideration.

“Loss” means any and all direct or indirect damages, fines, fees, penalties, losses and expenses (including interest, court costs, and reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), whether foreseeable or not.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means (i) any writ, judgment, decree, injunction or (ii) any other decision, ruling, order or statement of any Governmental Authority (in each such case whether preliminary or final).

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“PRC” means the People’s Republic of China, and for the purpose of this Agreement, not including Hong Kong, Macau and Taiwan.

“PRC Subsidiary” has the meaning ascribed to it in the Recitals to this Agreement.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Seller” has the meanings ascribed to them in the forepart of this Agreement.

“Securities Act” has the meaning ascribed to Section 2.25 of this Agreement.

“Share Consideration” as the meaning ascribed to Section 1.1 of this Agreement.

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes YSLD.

“Transactions” means (1) the execution and delivery of this Agreement, the Assets Acquisition Agreement and the Controlling Documents, and (2) all of the transactions contemplated hereunder and thereunder, and the performance by the Purchaser and the Seller Parties of their respective obligations hereunder.

“USD”, “US$” means U.S. dollars, the lawful currency of the United States of America.

“US GAAP” means the generally accepted accounting principles in the United States.

“YSLD” has the meaning ascribed to it in the Recitals to this Agreement.

(ii)
Unless the context of this Agreement otherwise requires, (1) words of any gender include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (4) the terms “Article”, “Section” or “clause” refer to the specified Article, Section or clause of this Agreement; and (5) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of YSLD. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(iii)
As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(iv)	As used in this Agreement, a matter is "to the knowledge of" the Seller Parties or YSLD (as the case may be) if the Seller Parties or YSLD (as the case may be) know or should have known such matter.

Article 11

Miscellaneous

11.1 Public Announcements. Subject to applicable Law, and the rules and regulations of any stock exchange on which the securities of Legend or its Affiliates are traded, none of the Seller Parties shall, nor shall any Seller Parties permit any of its Affiliates to, issue any press release, publicity statement, communication with stockholders, public notice or other public disclosure relating to this Agreement or the transactions contemplated hereby without prior notice to, consultation with, and the consent of the Purchaser.

11.2 Communication. None of the Seller Parties will undertake any communication with any Governmental Authority prior to the Closing without the prior consent of the Purchaser.

11.3 Notices. All notices, demands or other communications given hereunder (a) shall be deemed to have been duly given and received (i) upon personal delivery, (ii) if by facsimile, when confirmation of its error-free transmission has been recorded by the sender's fax machine, or (iii) the second succeeding Business Day after deposit with UPS or other equivalent air courier delivery service, unless the notice is held or retained by the customs service, in which case the date shall be the fifth succeeding Business Day after such deposit and (b) must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 11.3):

If to the Purchaser, to:
Address: Room 609, Building A, Gehua Tower, No. 1 Qinglong Hutong, Dongcheng District, Beijing
Facsimile No: 86-10-8487 7176
Attn: Jeffrey Dash

If to the Seller, to
Address: Room 8-3-101, Guanyuan Plaza, No. 1 Cuihua Street, Xicheng District, Beijing.
Facsimile No: 010-66126396
Attn: Ju Baochun

11.4 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses.

11.5 Confidentiality. The Parties recognize that, in connection with the performance of this Agreement, the Assets Acquisition Agreement and the Controlling Documents, each Party (in such capacity, the “Disclosing Party”) may disclose Confidential Information to the other party (the “Receiving Party”). The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement, the Assets Acquisition Agreement or any Controlling Documents and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with the Assets Acquisition Agreement or any of the Controlling Documents, (2) to its agent, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) as required by, pursuant to, and to the extent of, Law or a request or order by a Governmental Authority. “Confidential Information” shall mean (i) the terms of this Agreement and the Controlling Documents and proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business and (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure. “Confidential Information” shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party; or (D) has been independently developed by the Receiving Party.

11.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any Person.

11.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except (i) for assignments and transfers by operation of Laws and (ii) that the Purchaser may assign any or all of its rights, interests and obligations hereunder (including its rights under Article 9) to a subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.9 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of law rules thereof.

11.10 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other Parties hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

All disputes arising out of or in connection with this Agreement shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong, which shall be conducted in accordance with HKIAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral tribunal shall comprise three arbitrators, two appointed by the Purchaser and the Seller respectively and the third appointed jointly by the two arbitrators. The language of the arbitration shall be in English.

11.11 Waiver of Immunity. To the extent that the Purchaser or the Seller Parties (including assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), the Purchaser and the Seller Parties hereby irrevocably waive such immunity. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 11.10.

11.12 Entire Agreement. This Agreement, the Assets Acquisition Agreement and the Controlling Documents constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the parties with respect to the subject matter hereof.

11.13 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of the Parties to it.

11.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Laws, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added as a part of this Agreement a mutually acceptable legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.15 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.16 Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.17 Language. This Agreement is prepared in both English and Chinese versions, with each version having equal validity and legal effect. In the event of discrepancy between the English and Chinese versions, the Chinese version shall govern.

11.18 Taking Effect. This Agreement shall take effect on the date and year first above written.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Legend Media Inc.

Signature:	/s/ JEFFREY DASH
By: Jeffrey Dash
Title: Chief Executive Officer

Well Chance Investments Limited

Signature:	/s/ JEFFREY DASH
By: Jeffrey Dash
Title: President

Music Radio Limited

Signature:	/s/ JU BAOCHUN
By: Ju Baochun (巨宝春)
Title: Executive Director

Signature:	/s/ JU BAOCHUN
Ju Baochun (巨宝春)

Signature:	/s/ XUE WEI
Xue Wei (穥伟)

EXHIBIT A

DISCLOSURE SCHEDULE

Disclosure Schedule

This Disclosure Schedule sets forth the exceptions and explanations to the representations and warranties made in Section 2 of the Share Purchase Agreement (the “Agreement”) dated as of November 28, 2008, by and among Legend Media Inc., a corporation incorporated under the Laws of the State of Nevada, United States of America, Well Chance Investments Limited(the “Purchaser”), an international business company incorporated under the Laws of the British Virgin Islands, Ju Baochun (巨宝春), an individual holding PRC ID card No. ______________, Xue Wei (穥伟), an individual holding PRC ID card No. ___________________, and Music Radio Limited (the “Company”), an international business company incorporated under the Laws of the British Virgin Islands.

The information and disclosures contained herein shall be deemed representations and warranties by the Seller Parties to the Purchaser, and shall be an integral part of Section 2 of the Agreement.

Section and subsection references are references to the corresponding sections and subsections of the Agreement to which the disclosed exceptions is most likely to relate, but any information specifically disclosed herein under any section number shall be deemed to apply to any other representation or warranty in Section of the Agreement to which it is reasonably apparent based on the description of the matter contained in such section.

Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

No.	Disclosure
2.4	The operating address is different from the registered address as reflected on the Business License of YSLD.
2.8	Please refer to Attachment A.
2.9	The Lease Agreement of the operating address of YSLD was expired on May 31, 2008, but YSLD still conducts business under such lease without any written lease agreement.
2.15	YSLD only has one bank account which is the basic bank account opened with Beijing Ping An li Branch of Bank of China (中国權瞴罟份有榰公司北京平安渴支瞴).
2.21	None
2.22	None

Attachment A

Material Contracts

No.	Name	Period	Parties

1.	Advertisement Release Business Agreement (广告发布业务合同)	2008.4-2008.12	Beijing Yinse Lingdong Advertising Co., Ltd. (北京栍綎灵动广告有榰公司) and Sanya Luhuitou Tourism Resort Development Co., Ltd. (三亚憁回头旅游区开发有榰公司)

2.	Advertisement Release Agreement (广告发布合同)	2008.6-2008.10 2008.12	Beijing Yinse Lingdong Advertising Co., Ltd. (北京栍綎灵动广告有榰公司) and Beijing Fortune Garden Real Estate Development Co., Ltd. (北京狞富絏园房地产开发有榰公司)

3.	Advertisement Release Order of Xinhua Airline Magazine (《新华緖空》杂志广告发布瑞单)	2008.1-2008.12	Beijing Yinse Lingdong Advertising Co., Ltd. (北京栍綎灵动广告有榰公司) and Wanke (万科)

EXHIBIT B

CONTROLLING DOCUMENTS

Exclusive Technical, Operational, Business Consulting and Services Agreement

Operating Agreement

Authorization Agreements